[LOGO]

                                PRESS RELEASE


      FOR IMMEDIATE RELEASE:              CONTACT:

      VALHI, INC.                        JOSEPH S. COMPOFELICE
      THREE LINCOLN CENTRE               EXECUTIVE VICE PRESIDENT
      5430 LBJ FREEWAY                   (281) 423-3303
      DALLAS, TEXAS   75240-2697
      (972)  233-1700


                   VALHI COMPLETES SALE OF OREGON OPERATIONS

           Dallas, Texas ... February 28, 1997 ... Valhi, Inc. (NYSE:VHI) announced that it has completed the previously announced sale of its Oregon medium density fiberboard operations to SierraPine, a California limited partnership for $36 million, in cash proceeds, plus the assumption by SierraPine Ltd. of approximately $3.7 million of debt. These operations were part of Valhi's building products business operated by Medite Corporation, a wholly owned subsidiary of Valcor, Inc., which is a wholly owned subsidiary of Valhi. The Company will use the proceeds of the sale for general corporate purposes.

           In 1996 Valhi completed the sale of Medite's Oregon timber and timberlands for approximately $118 million in cash proceeds, $53 million of which was used to pay down Medite U.S. bank debt. Valhi also completed in 1996 the sale of its Irish medium density fiberboard operations for $61.5 million cash proceeds, plus the assumption of $21 million of Irish bank debt. With the completion of the sale of the Oregon operations, Valhi has disposed of substantially all of its building products operations for an aggregate of approximately $240 million.

           Valhi is engaged in the chemicals, component products and waste management industries.